Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

StarBand Latin America (Holland) B.V.

We consent to the inclusion in the Form 8K/A of rStar Corporation, filed with the United States Securities and Exchange Commission, of our report dated October 18, 2002, with respect to the statements of assets to be acquired and liabilities to be assumed  as of December 31, 2001 and 2000, and the related statements of revenues and directs costs and operating expenses for each of the years in the two-year period ended December 31, 2001.

KPMG Accountants N.V.

Amstelveen, the Netherlands, 18 October 2002